As filed with the Securities and Exchange Commission on December 3, 2012

Registration No. 333-184555

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNITED INSURANCE HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Delaware	6331	75-3241967
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

360 Central Avenue, Suite 900

St. Petersburg, Florida 33701

(727) 895-7737

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Forney

Chief Executive Officer

United Insurance Holdings Corp.

360 Central Avenue, Suite 900

St. Petersburg, Florida 33701

Phone: (727) 895-7737

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Carolyn T. Long, Esquire Foley & Lardner LLP 100 North Tampa Street, Suite 2700 Tampa, Florida 33602 Phone: (813) 229-2300 Fax: (813) 221-4210	W. Brinkley Dickerson, Jr., Esquire David W. Ghegan, Esquire Troutman Sanders LLP 600 Peachtree Street, NE, Suite 5200 Atlanta, Georgia 30308 Phone: (404) 885-3000 Fax: (404) 885-3900

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Amendment No. 2 is to file certain exhibits to the Registration Statement. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note and Part II to the Registration Statement. No changes have been made to Part I of the Registration Statement, and therefore it has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the various fees and expenses, other than underwriting discounts and commissions, to be incurred in connection with the preparation of this Registration Statement and the sale and distribution of the common stock being registered hereby, all of which will be borne by us. All amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

SEC registration fee	$4,440	(1)

FINRA filing fee	$6,609	(1)

NASDAQ filing fee	$50,000

Accounting fees and expenses	$30,000

Legal fees and expenses	$125,000

Printing and engraving expenses	$25,000

Miscellaneous	$33,951

Total	$275,000

(1)	Rounded up to nearest whole number.

Item 14.	Indemnification of Directors and Officers.

Second Amended and Restated Certificate of Incorporation (as amended)

The Company’s Second Amended and Restated Certificate of Incorporation (as amended) provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law (“DGCL”), or (d) for any transaction from which the director derived an improper personal benefit.

The Company’s Second Amended and Restated Certificate of Incorporation (as amended) further provides that the Company, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. It also provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized by the Second Amended and Restated Certificate of Incorporation (as amended).

By-Laws

The Company’s By-Laws provide that the Company shall indemnify any person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, employee or agent of the Company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The Company’s By-Laws also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Company against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

In addition, the Company’s By-Laws provide for the advancement of expenses (including attorneys fees) incurred by an officer, director, employee or agent in defending a civil, criminal, administrative or investigative action, suit or proceeding, or threat thereof. They also permit the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company against any liability asserted against the person and incurred by him in any such capacity, or arising out of the person’s status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of Article IX of the By-Laws.

Liability Insurance

The Company maintains directors’ and officers’ insurance coverage for its directors and officers.

Indemnification Agreements

In addition to the indemnification required in the Company’s Second Amended and Restated Certificate of Incorporation (as amended) and By-Laws, the Company has entered into indemnification agreements with each of its directors. These agreements provide for the indemnification of such directors, subject to certain conditions and exclusions, against certain costs actually and reasonably incurred in connection with a proceeding (a) if they were, are, or are threatened to be made, a party to or a participant in a proceeding and (b) to the fullest extent permitted by applicable law if they are party to or threatened to be made a party to a proceeding. The indemnification agreements also provide that, if the indemnification rights provided in the indemnification agreements are unavailable, then (to the fullest extent permissible under applicable law) the Company will pay, in the first instance, the entire amount incurred by the applicable director in connection with a proceeding without requiring such director to contribute to such payment. The Company also agreed, under the indemnification agreements, to advance expenses reasonably incurred by these directors in connection with a proceeding upon the execution and delivery by the applicable director of an undertaking to repay the advance to the extent that it is determined that such director is not entitled to be indemnified by the Company. These rights of indemnification and to receive advancement of expenses are not exclusive of any other rights to which such directors are entitled. In addition, such rights shall continue, under certain circumstances, after the term of such directors’ service to the Company has ended.

Delaware Law

Section 145 of the DGCL, which was adopted by the Company as described above, provides that a corporation may indemnify any persons, including officers and directors, who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation, such as the Company, may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, the corporation must indemnify him against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities.

Since October 2009, the Company has not sold any securities that were not registered under the Securities Act of 1933, as amended.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits. See the Exhibit Index.

(b) Financial Statement Schedules. All schedules have been omitted because the required information is not present in amounts sufficient to require submission of the schedules, or because the required information is included in the consolidated financial statements or notes thereto (which are incorporated herein by reference), or because the required information is included in the Annual Report on Form 10-K for the year ended December 31, 2011 (which is incorporated herein by reference).

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on the 3rd day of December 2012.

UNITED INSURANCE HOLDINGS CORP.

By:	/s/ John L. Forney
John L. Forney
Chief Executive Officer
(Principal Executive Officer)

Signature	Title	Date

/s/ John L. Forney	Chief Executive Officer; Director	December 3, 2012
John L. Forney	(Principal Executive Officer)

/s/ Bennett Bradford Martz	Chief Financial Officer	December 3, 2012
Bennett Bradford Martz	(Principal Financial Officer and Principal Accounting Officer)

*	Chairman of the Board of Directors	December 3, 2012
Gregory C. Branch

*	Director	December 3, 2012
Alec L. Poitevint, II

*	Director	December 3, 2012
Kent G. Whittemore

*	Director	December 3, 2012
Kern M. Davis

*	Director	December 3, 2012
William H. Hood, III

* By:	/s/ Bennett Bradford Martz
Bennett Bradford Martz Attorney-in-Fact

S-1

EXHIBIT INDEX

The following exhibits are filed as part of, or are incorporated by reference into, this Registration Statement on Form S-1:

Exhibit No.	Description

1.1†	Form of Underwriting Agreement.

3.1	Second Amended and Restated Certificate of Incorporation (as amended to include the Certificate of Designations, Powers, Preferences and Rights of Series A Junior Participating Preferred Stock of United Insurance Holdings Corp.) (filed as Exhibit 3.1 to the Form 10-Q, filed on August 8, 2012, and incorporated herein by reference).

3.2	Bylaws (included as Exhibit 3.3 to the Form S-1 (Registration No. 333-143466), filed June 4, 2007, and incorporated herein by reference).

4.1	Specimen Common Stock Certificate (included as Exhibit 4.2 to Amendment No. 1 to Post-Effective Amendment No. 1 on Form S-3 (Registration No. 333-150327), filed on December 23, 2008, and incorporated herein by reference).

4.2	Registration Rights Agreement, dated October 4, 2007, by and among FMG Acquisition Corp. and the investors named therein (included as Exhibit 10.4 to the Form 8-K, filed October 12, 2007, and incorporated herein by reference).

4.3	Rights Agreement, dated as of July 20, 2012, between United Insurance Holdings Corp. and Continental Stock Transfer & Trust Company, which includes as Exhibit A thereto a summary of the terms of the Series A Junior Participating Preferred Stock, as Exhibit B thereto the Form of Right Certificate, and as Exhibit C thereto the Summary of Rights to Purchase Preferred Shares (included as Exhibit 4.1 to the Form 8-A, filed July 23, 2012, and incorporated herein by reference).

5.1**	Opinion of Foley & Lardner LLP.

10.1	Investment Management Agreement between United Property & Casualty Insurance Company and Synovus Trust Company, dated October 8, 2003 (included as Exhibit 10.18 to the Form S-4/A (Registration No. 333-150327), filed June 13, 2008, and incorporated herein by reference).

10.2	Insurance Capital Build-up Incentive Program Surplus Note between United Property & Casualty Insurance Company and the State Board of Administration of Florida dated September 22, 2006 (included as Exhibit 10.31 to the Form S-4/A (Registration No. 333-150327), filed June 13, 2008, and incorporated herein by reference).

10.3	Master Business Process Outsourcing Services Agreement between United Insurance Management, LLC and Computer Sciences Corporation, dated March 11, 2008 (included as Exhibit 10.24 to the Form S-4/A (Registration No. 333-150327), filed June 13, 2008, and incorporated herein by reference).

10.4	Addendum Number One to Insurance Capital Build-Up Incentive Program Surplus Note, dated November 7, 2008 and effective July 1, 2008, between the State Board of Administration of Florida and United Property & Casualty Insurance Company (included as Exhibit 10.1 to the Form 8-K, filed November 12, 2008, and incorporated herein by reference).

10.5	Promissory Note dated March 30, 2011 issued by HRM Acquisition Corp. to United Property and Casualty Insurance Company (included as Exhibit 10.1 to the Form 10-Q, filed May 11, 2011, and incorporated herein by reference).

10.6	Note Purchase Agreement dated March 30, 2011 between HRM Acquisition Corp. and United Property and Casualty Insurance Company (included as Exhibit 10.2 to the Form 10-Q, filed May 11, 2011, and incorporated herein by reference).

10.7	Agreement of Limited Partnership dated March 30, 2011 between Acadia GP, LLC (in its capacity as a general partner of Acadia Acquisition Partners, L.P.) and limited partners (including United Property and Casualty Insurance Company) (included as Exhibit 10.3 to the Form 10-Q, filed May 11, 2011, and incorporated herein by reference).

10.8	PR-M Non-Bonus Assumption Agreement dated March 3, 2011 between Citizens Property Insurance Corporation and United Property and Casualty Insurance Company (included as Exhibit 10.4 to the Form 10-Q, filed May 11, 2011, and incorporated herein by reference).

10.9	Property Catastrophe Excess of Loss Reinsurance Agreement between United Property & Casualty Insurance Company and Various Reinsurance Companies, effective June 1, 2011 and including Addendum No. 1 (included as Exhibit 10.11 to the Form 10-K, filed March 14, 2012, and incorporated herein by reference).

10.10	Florida Hurricane Catastrophe Fund Reimbursement Contract between United Property & Casualty Insurance Company and the State Board of Administration of Florida, effective June 1, 2011 and including Addenda 1, 2 and 4 (included as Exhibit 10.12 to the Form 10-K, filed March 14, 2012, and incorporated herein by reference).

10.11	Multi-Line Per Risk Excess of Loss Reinsurance Agreement between United Property & Casualty Insurance Company and Various Reinsurance Companies, effective June 1, 2011 (included as Exhibit 10.13 to the Form 10-K, filed March 14, 2012, and incorporated herein by reference).

10.12	Reinstatement Premium Protection Reinsurance Agreement between United Property & Casualty Insurance Company and Various Reinsurance Companies, effective June 1, 2011 (included as Exhibit 10.14 to the Form 10-K, filed March 14, 2012, and incorporated herein by reference).

10.13	Property Catastrophe Excess of Loss Reinsurance Agreement between United Property & Casualty Insurance Company and UPC Re, effective June 1, 2011 (included as Exhibit 10.15 to the Form 10-K, filed March 14, 2012, and incorporated herein by reference).

10.14	Reinstatement Premium Protection Reinsurance Agreement between United Property & Casualty Insurance Company and UPC Re, effective June 1, 2011 (included as Exhibit 10.16 to the Form 10-K, filed March 14, 2012, and incorporated herein by reference).

10.15	Assumption Agreement between Sunshine State Insurance Company and United Property & Casualty Insurance Company, effective July 1, 2010 (included as Exhibit 10.7 to the Form 10-Q, filed August 9, 2010, and incorporated herein by reference).

10.16(a)	Management Services Agreement between United Insurance Management, L.C. and 1347 Advisors, LLC, effective August 29, 2011 (included as Exhibit 10.1 to the Form 10-Q, filed November 9, 2011, and incorporated herein by reference).

10.17(a)	Termination Agreement and Release, dated as of April 2, 2012, between 1347 Advisors LLC, and United Insurance Management, L.C. (included as Exhibit 10.1 to the Form 10-Q, filed May 9, 2012, and incorporated herein by reference).

10.18(a)	Continuing Employment and Senior Advisor Agreement between United Insurance Holdings Corp. and Don Cronin effective November 1, 2011 (included as Exhibit 10.19 to the Form 10-K, filed March 14, 2012, and incorporated herein by reference).

10.19(a)	Employment Agreement between United Insurance Holdings Corp. and Mr. John Forney, dated June 8, 2012 (included as Exhibit 10.1 to the Form 8-K, filed June 12, 2012, and incorporated herein by reference).

10.20(a)	First Amendment to Employment Agreement between United Insurance Holdings Corp. and Mr. John Forney, dated June 12, 2012 (included as Exhibit 10.2 to the Form 8-K, filed June 12, 2012, and incorporated herein by reference).

10.21	Florida Hurricane Catastrophe Fund Reimbursement Contract between United Property & Casualty Insurance Company and the State Board of Administration of Florida and including Addenda 1, effective June 1, 2012 (included as Exhibit 10.1 to the Form 8-K/A, filed June 26, 2012, and incorporated herein by reference).

10.22	Form of INCR Property Catastrophe Excess of Loss Reinsurance Agreement between United Property & Casualty Insurance Company and Various Reinsurance Companies, effective June 1, 2012 (included as Exhibit 10.2 to the Form 8-K/A, filed June 26, 2012, and incorporated herein by reference).

10.23	Form of Combined Coverage Property Catastrophe Excess of Loss Reinsurance Agreement between United Property & Casualty Insurance Company and Various Reinsurance Companies, effective June 1, 2012 (included as Exhibit 10.3 to the Form 8-K/A, filed June 26, 2012, and incorporated herein by reference).

10.24	Form of Property Catastrophe Excess of Loss Reinsurance Agreement between United Property & Casualty Insurance Company and Various Reinsurance Companies, effective June 1, 2012 (included as Exhibit 10.4 to the Form 8-K/A, filed June 26, 2012, and incorporated herein by reference).

10.25	Form of Reinstatement Premium Protection Reinsurance Agreement between United Property & Casualty Insurance Company and Various Reinsurance Companies, effective June 1, 2012 (included as Exhibit 10.5 to the Form 8-K/A, filed June 26, 2012, and incorporated herein by reference).

10.26	Form of Multi-Line Per Risk Excess of Loss Reinsurance Agreement between United Property & Casualty Insurance Company and Various Reinsurance Companies, effective June 1, 2012 (included as Exhibit 10.6 to the Form 8-K/A, filed June 26, 2012, and incorporated herein by reference).

10.27	Form of Property Catastrophe Excess of Loss Reinsurance Agreement between United Property & Casualty Insurance Company and UPC Re, effective June 1, 2012 (included as Exhibit 10.7 to the Form 8-K/A, filed June 26, 2012, and incorporated herein by reference).

10.28	Federal Income Tax Allocation Agreement between United Insurance Holdings Corp., United Insurance Management, L.C., Skyway Claims Services, LLC, United Property & Casualty Insurance Company, and UPC Re dated July 1, 2012 (included as Exhibit 10.11 to the Form 10-Q, filed August 8, 2012, and incorporated herein by reference).

10.29(a)	Restricted Stock Award Agreement, dated September 14, 2012, by and between United Insurance Holdings Corp. and John Forney (included as Exhibit 10.1 to the Form 8-K, filed September 14, 2012, and incorporated herein by reference).

10.30	Form of Indemnification Agreement between United Insurance Holdings Corp. and its Directors (included as Exhibit 10.1 to the Form 8-K, filed October 10, 2012, and incorporated herein by reference).

10.31(a)	Employment Agreement, dated November 5, 2012, between United Insurance Management, L.C. and John Langowski (included as Exhibit 10.1 to the Form 8-K/A, filed November 8, 2012, and incorporated herein by reference).

10.32(a)	Employment Agreement between United Insurance Holdings Corp. and Bennett Bradford Martz, dated October 31, 2012 and effective as of October 1, 2012 (included as Exhibit 10.1 to the Form 8-K/A, filed November 6, 2012, and incorporated herein by reference).

21.1	Subsidiaries of the Registrant (included as Exhibit 21.1 to the Form 10-K, filed March 14, 2012, and incorporated herein by reference).

23.1†	Consent of McGladrey LLP.

23.2**	Consent of Foley & Lardner LLP (included in Exhibit 5.1)

24.1†	Power of Attorney (included on signature page of original registration statement).

**	Filed herewith.
†	Filed previously.
(a)	Indicates management contract or compensatory plan.